  EXHIBIT 99.2

Creative Medical Technology Holdings Identifies Cellular Mechanism of Patented OvaStem® Female Infertility/Ovarian Failure Treatment

Company Advances Towards Clinical Trial to Address Premature Ovarian Failure Patients

February 10, 2021 Phoenix, AZ (OTC-CELZ) Creative Medical Technology Holdings announced today new data explaining mechanisms of action of its patented OvaStem® female infertility/ovarian failure treatment.  OvaStem®, which is covered by issued patent #10,792,310, involves injection of stem cells into dysfunctional ovaries and has been demonstrated to induce fertility, as well as restore hormone levels.

The data, which are covered in a newly filed patent application, demonstrate that mesenchymal stem cell injection results in generation of T regulatory cells.  These cells are a type of immune cell which the Company has previously patented for regeneration of lumbar discs (US Patent #10,842,815).  Importantly, depletion of T regulatory cells resulted in negation of the beneficial effects of stem cells, whereas exogenous administration of T regulatory cells are capable of restoring ovarian function.

“Cellular therapy is making significant advances in the treatment of cancer, degenerative diseases, and autoimmunity.” Said Dr. Amit Patel, Board Member of the Company and co-inventor of the patent. “We are pleased to discover this interesting interaction between mesenchymal stem cells and T regulatory cells in prevention of ovarian failure and restoration of function.  By elucidating mechanisms, we feel we are making progress towards eventual filing with the FDA for initiation of clinical trials.”

Although the menopause market is believed to be approximately $600 billion1, the Company is focusing on the initial indication of premature ovarian failure.  Premature ovarian failure occurs in woman under 40 who experience degeneration of ovaries from a variety of conditions.  The Company has demonstrated efficacy of autologous (patient’s own stem cells) and allogeneic (universal donor) in animal models of this condition.

“Despite having a wide variety of cellular products in development, there appears to be a common theme of interaction between mesenchymal stem cells and T regulatory cells.” Said Timothy Warbington, President and CEO of the Company.  “Today’s discovery that T regulatory cells are effective in treatment of ovarian failure lends more scientific support to OvaStem®, which we hope will accelerate our path towards FDA clinical trials to treat this condition.”

About Creative Medical Technology Holdings

Creative Medical Technology Holdings, Inc. is a commercial stage biotechnology company specializing in regenerative medicine/stem cell technology in the fields of immunotherapy, urology, neurology and orthopedics and is listed on the OTC under the ticker symbol CELZ. For further information about the company, please visit www.creativemedicaltechnology.com.

Forward Looking Statements

OTC Markets has not reviewed and does not accept responsibility for the adequacy or accuracy of this release. This news release may contain forward-looking statements including but not limited to comments regarding the timing and content of upcoming clinical trials and laboratory results, marketing efforts, funding, etc. Forward-looking statements address future events and conditions and, therefore, involve inherent risks and uncertainties. Actual results may differ materially from those currently anticipated in such statements. See the periodic and other reports filed by Creative Medical Technology Holdings, Inc. with the Securities and Exchange Commission and available on the Commission's website at www.sec.gov.

Timothy Warbington, CEO

CEO@CreativeMedicalHealth.com

Creativemedicaltechnology.com

www.StemSpine.com

www.Caverstem.com

www.Femcelz.com

www.ImmCelz.com

www.OvaStem.com

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1 Why More Startups And VCs Are Finally Pursuing the Menopause Market: ‘$600B Is Not ‘Niche’’ – Crunchbase News